Asset Transfer from West Penn Power to Allegheny Energy Supply Company using October 31, 1999 Book Values

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
                                              Sale and     Other Assets       Net
                                              Purchase    and Liabilitie     Asset
                                              Agreement    Contribution    Transfer
Property, Plant & Equip:
At original cost                            1,837,381,901.43                      1,837,381,901.43
Accumulated deprecation                      (916,608,655.39                       (916,608,655.39
Total Property, Plant & Equip                 920,773,246.04                        920,773,246.04

Investments and Other Assets:
Allegheny Generating Co.                                        71,534,038.80        71,534,038.80
Total Investments and Other Assets                              71,534,038.80        71,534,038.80

Current Assets:
Cash & temp cash investment                                         10,000.00            10,000.00
Accounts receivable:
Electric Service AR                                             34,557,672.93        34,557,672.93
Other AR                                                             7,923.46             7,923.46
Allowance for uncollectible accounts                              (807,205.38)         (807,205.38
Accounts receivable - affiliated                                25,953,645.28        25,953,645.28
Materials and supplies:
Operating & construction materials and supp    25,808,325.62                         25,808,325.62
Fuel materials and supplies                    26,085,668.19                         26,085,668.19
Prepaid taxes                                                    9,168,189.00         9,168,189.00
Other current assets                                             2,550,354.80         2,550,354.80
Total Current Assets                           51,893,993.81    71,440,580.09       123,334,573.90

Deferred Charges:
Deferred income taxes-deferred charge                           16,553,992.49        16,553,992.49
Total Deferred Charges                                          16,553,992.49        16,553,992.49

Capitalization
Long-term debt (pollution control notes)                      (230,815,000.00)     (230,815,000.00)
Funds on deposit with trustees                                   6,673,828.00         6,673,828.00
Total Capitalization                                          (224,141,172.00)     (224,141,172.00)

Current Liabilities:
Accounts payable - affiliated                                   (6,161,977.15)       (6,161,977.15)
Accounts payable - other                                       (66,150,500.10)      (66,150,500.10)
Taxes accrued:
Other tax accrued                                               (8,236,898.63)       (8,236,898.63)
Interest accrued
Adverse purchase commitment - short-term                       (24,289,250.00)      (24,289,250.00)
Other current liabilities                                       (8,829,407.31)       (8,829,407.31)
Total current liabilities                                     (113,668,033.19)     (113,668,033.19)

Deferred Credits & Other Liabilities
Unamortized investment credit                                  (18,352,175.47)      (18,352,175.47)
Deferred income taxes                                         (214,671,893.29)     (214,671,893.29)
Adverse purchase commitment - long-term                       (189,717,583.30)     (189,717,583.30)
Other deferred credit & liabilities                             (3,390,187.55)       (3,390,187.55)
Total Deferred Credits & Other Liabilities                    (426,131,839.62)     (426,131,839.62)

Net asset transfer                            972,667,239.85  (604,412,433.43)      368,254,806.42

Payment:
Cash consideration                            159,919,521.27                        159,919,521.27
Notes                                         812,747,718.58  (604,412,433.43       208,335,285.15
Net asset transfer                            972,667,239.85  (604,412,433.43)      368,254,806.42

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